                                                                    EXHIBIT 10.1

                               CONTRACT OF SALE
                               ----------------
                           AND DEVELOPMENT AGREEMENT
                           -------------------------

     This Contract of Sale and Development Agreement (the "AGREEMENT") is entered into as of this 17th day of August, 1998 (the "EFFECTIVE DATE"), by and between 610 Loop Venture, LLC, a Texas limited liability company ("SELLER"), and LANDRY'S MANAGEMENT, L.P., a Delaware limited partnership (PURCHASER").

                                   RECITALS
                                   --------

     A. Purchaser owns fee title to a certain parcel of land located in the City of Houston, Harris County, Texas (hereinafter the "LAND") which is more particularly described on Exhibit "A" attached hereto and by this reference incorporated herein.

     B. Seller desires to construct a condominium project on the Land which will contain, among other things (i) a HOTEL UNIT (herein so called) consisting of a 10 story, 250 hotel room hotel with a conference center, ballroom space, meeting space, health spa and other related retail facilities, (ii) an OFFICE UNIT (herein so called) consisting of a 4 story, 83,000 gross square foot office facility, and (iii) common elements including, without limitation, a parking garage (all of the foregoing being herein collectively called the "PROJECT").

     C. Purchaser desires to purchase the Office Unit, including an undivided interest in the common elements appurtenant thereto and the exclusive rights to use the limited common elements appurtenant thereto (collectively, the "PROPERTY") at such time as the Project has been completed.

     D. Purchaser is willing to (i) sell the Land to Seller on or before March 31, 1999 (the "Primary Closing Date") or (ii) to grant Seller a temporary construction easement to use the Land for the purposes of constructing the Project and sell the Land to Seller at any time Seller desires to acquire same but not later than the Project Closing Date (hereinafter defined). In the event Seller acquires the Land after the Primary Closing Date then the date on which Seller acquires the Land is herein called the "Deferred Closing Date".

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller, the Property, at the price and subject to the terms, conditions, covenants and agreements set forth herein.

                                   ARTICLE I

                                PURCHASE PRICE
                                --------------

     1.1 Property Purchase Price. The purchase price for the Property (the "PURCHASE PRICE") shall be Fourteen Million Eight Hundred Forty Thousand and No/100 Dollars ($14,840,000.00) which Purchase Price shall not be increased unless Purchaser requests changes in the size, configuration or quality of the Office Unit, in which event the Purchase Price shall be increased by the cost of such changes as agreed to in writing by Seller and Purchaser at the time such changes are requested by Purchaser.

     1.2 Land Purchase Price Adjustment. The purchase price for the Land (the "Land Price") shall be Five Million Three Hundred Sixty Thousand and No/100 Dollars ($5,360,000.00) if the Land is purchased on the Primary Closing Date. If the Land is conveyed on the Deferred Closing Date, then the Land Price shall be adjusted upward by the sum of (i) all taxes, assessments and other direct expenses of owning and insuring the Land incurred by Purchaser after the Primary Closing Date (collectively, the "Ownership Costs"), plus (ii) interest on the Land Price from the Primary Closing Date until the Deferred Closing Date, plus
(iii) interest on the Ownership Costs expended by Purchaser from the date, in each case, of expenditure until the Deferred Closing Date. Interest will be calculated at a rate equal to seven percent (7%) per annum. In the event Seller elects to do so, it may pay the Ownership Costs as the same are incurred, in which event the Land Price shall not be adjusted for Ownership Costs or the interest applicable to same.

     1.3 Payment of Land Price. At such time as the Land is acquired by Seller, then Seller shall pay, in cash or by credit as provided in Section 1.4 of this Contract, either the Land Price if the Land is acquired on the Primary Closing Date or the Land Price as adjusted in the manner set forth in
Section 1.2 of this Contract if the Land is acquired on the Deferred Closing Date and Purchaser shall convey fee simple title to the Land to Seller subject only to the Permitted Exceptions (hereinafter defined).

     1.4 Payment of Purchase Price. On the Project Closing Date Seller shall convey fee simple title to the Property to Purchaser in the manner hereinafter provided and subject only to the Project Permitted Exceptions (hereinafter defined) and Purchaser shall pay the Purchase Price, in cash; however, if Seller is simultaneously acquiring the Land then Purchaser shall convey the Land to Seller, prior to the conveyance by Seller of the Office Unit, and receive a credit against the Purchase Price in an amount equal to the Land Price as adjusted in the manner set forth in Section 1.2 hereof.

                                  ARTICLE II

                            PRE-DEVELOPMENT STAGE:
                             ---------------------
                           TITLE, CERTAIN CONDITIONS
                           -------------------------

     2.1 Title Binder. Within 10 days after the Effective Date, Seller may, at its cost, obtain from a title insurance company selected by Seller (the "Title Company") a current commitment for title insurance (the "TITLE COMMITMENT"), setting forth the state of title to the Land, together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights-of-way, covenants, reservations, and all other liens or encumbrances affecting the Land which would appear in an owner's title policy, if issued. The Title Commitment shall be accompanied by legible copies of all instruments referred to in the Title Commitment as exceptions to title.

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     2.2  Survey.  Within 10 days after the Effective Date, Seller may, at its cost, obtain a current plat of survey (the "SURVEY") of the Land.

     2.3 Title. Seller has no objection to the title exceptions set forth on Exhibit "B", as well as any liens, encumbrances, easements or other matters imposed on the Land by Purchaser at Seller's request, the "PERMITTED EXCEPTIONS."

     2.4 Title Insurance Policy Covering the Land. If Seller desires to obtain same, at Seller's sole cost and expense, at Closing, or Deferred Closing, the Title Company shall issue to Seller the Title Policy in the amount of the Land Purchase Price insuring good and indefeasible title to the Land subject to the Permitted Exceptions. The Title Policy shall contain no exceptions to title to the Land other than the Permitted Exceptions and the standard printed exceptions contained in Schedule B of Texas State Board of Insurance Form T-I modified as follows:

     (a) The exception relating to restrictions against the Land shall not include any restrictions which are not Permitted Exceptions;

     (b) The exception relating to discrepancies, conflicts or shortages in area or boundary lines, or any encroachment or any overlapping of improvements which a survey might show shall be modified to delete such exception, except as to shortages in area;

     (c) The exception relating to ad valorem taxes shall except only to taxes owing for the current and subsequent years and subsequent assessments for prior years due to change in land usage or ownership; and

     (d) There shall be no exception for (i) "parties in possession" or (ii) yet to be filed materialmen's or mechanic's liens.

     2.5 Project Construction. Seller shall be obligated to construct the Project and substantially complete same by March 31, 2001.

     2.6 Title Insurance Policy Covering the Office Unit. At Project Closing, Seller shall, at Seller's expense, cause the Title Company (which term shall include any title insurer acceptable to Seller and Purchaser who may handle the Project Closing) to issue to Purchaser an Owner's Policy of Title Insurance in the amount of the Purchase Price insuring good and indefeasible title to the Property, subject to the Project Permitted Exceptions (meaning the Permitted Exceptions, the Declaration [hereinafter defined], and any easements and other development rights granted by Seller in connection with the construction of the Project). Under no circumstances shall an exception be permitted for any liens securing financing or other indebtedness incurred or permitted by Seller. The standard printed exceptions in Schedule B of the Texas State Board of Insurance Form T-1 shall be modified as follows:

     (a) The exception relating to restrictions against the Property shall not include any restrictions which are not Permitted Exceptions;

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     (b)  The exception relating to discrepancies, conflicts or shortages in area or boundary lines, or any encroachment or any overlapping of improvements which a survey might show shall be modified to delete such exception, except as to shortages in area;

     (c) The exception relating to ad valorem taxes shall except only to taxes owing for the current and subsequent years and subsequent assessments for prior years due to change in land usage or ownership; and

     (d) There shall be no exception for (i) "parties in possession" or (ii) yet to be filed materialmen's or mechanic's liens.

                                  ARTICLE III

                              DEVELOPMENT STAGE:
                              ------------------
                PREPARATION OF FINAL PLANS AND SPECIFICATIONS;
                 ---------------------------------------------
                            CONSTRUCTION OF PROJECT
                            -----------------------

     3.1 Purchaser's and Seller's Obligations with Respect to Construction of the Project. Seller, at its expense, will construct the Project in substantial accordance with the approved Construction Documents (hereinafter defined), in accordance with the terms of this Agreement (including Exhibit "C" hereof) and in accordance with the Project Schedule attached hereto as Exhibit "D".

     3.2 Plans and Specifications. The Project specifications (the "PRELIMINARY PLANS") and the site plan for the Project have been approved by Purchaser and Seller prior to the date of this Agreement, and are attached hereto as Exhibit "I" and Exhibit "J", respectively, and incorporated herein by this reference. Preparation and approval of the final Construction Documents (and any changes thereto) is governed by the terms of Exhibit "C" attached hereto and made a part hereof.

     3.3 General Contractor. The construction of the Project will be performed by a general contractor selected by Seller and approved by Purchaser (such approval not to be unreasonably withheld or delayed).

     3.4  Completion of Construction of Base Building.

     (a) Seller shall commence construction of the Project not later than the date specified in Exhibit "D" (the "COMMENCEMENT DATE") and shall proceed diligently with such construction to completion on or before the date specified in Exhibit "D" (the "SCHEDULED COMPLETION DATE"), as such dates may be adjusted pursuant to the terms of this Agreement (including Exhibit "D" hereof).

     (b) After construction of the Project has commenced, Purchaser will have the right to inspect the construction work applicable to the Office Unit on a monthly basis; however, such inspections, if made, shall be for the sole benefit of Purchaser and shall in no way relieve Seller of

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any of its obligations hereunder.  Seller will correct any work which is not in accordance with the Construction Documents or this Agreement.

     (c) When Seller reasonably determines that the Project is substantially completed, the Project Architect shall promptly inspect same, and if the Project Architect determines that the Project is substantially complete, the Project Architect shall furnish Purchaser a certificate to that effect, in the form attached hereto as Exhibit "E" (the "COMPLETION CERTIFICATE"). The date of issuance of the Completion Certificate shall be the "COMPLETION DATE." If the Project Architect determines that the Project has not been so completed, the Project Architect shall specify in what respect the Project has not been so completed and Seller shall promptly take all reasonable steps necessary to correct the same and proceed diligently until the Project is substantially completed whereupon the Project Architect shall issue the Completion Certificate.

     3.5 Change Orders. Subject to the other party's written approval, either Purchaser, as to the Office Unit only, or Seller may at any time request changes in the Construction Documents by delivering to either party a written request for such change signed by such party's architect (a "CHANGE ORDER"). Purchaser agrees not to unreasonably withhold its consent to any Change Order requested by Seller, if such change order is necessary or convenient in order to cause the Project to comply with applicable law. Seller shall not be entitled to any extensions of time or increases in the Purchase Price as a result of change orders requested by Seller. Seller agrees not to withhold its consent to any Change Order requested by Purchaser, if such change will not delay completion of the Project by more than 30 days. The additional cost, if any, resulting from Purchaser's (but not Seller's) Change Order shall be paid for by Purchaser within 10 days after payment for the work contemplated by such Change Order is requested by the applicable contractor or materialman. If a Change Order requested by Purchaser results in a decrease in cost, such decrease will be reflected in an adjustment of the minimum Purchase Price equal to the amount of such decrease.

     3.6 Completion Survey. After the Project has been substantially completed, but in any case at least 15 days prior to the Project Closing Date, Seller will cause an updated, "Category 1(A), Condition II" Texas Land Title Survey of the Project to be prepared and certified to Seller, Purchaser and the Title Company, such completion survey shall, for all purposes hereunder, become the "Survey." Such updated Survey must be sufficient to establish the Project as a condominium in accordance with the provisions of Chapter 82 of the Texas Property Code (the "Act") and must not show any other exceptions, encroachments or protrusions other than Permitted Exceptions or any other exceptions, which are approved in writing by Purchaser, which approval shall not be unreasonably withheld or delayed.

    3.7 Condominium Regime. At least fifteen (15) days prior to the Project Closing Date, Seller shall prepare and furnish to Purchaser for approval, which approval shall not be unreasonably withheld, a proposed condominium declaration, together with all exhibits and unit owners' association documents (collectively, the "DECLARATION"), sufficient to establish the Project as a condominium in accordance with the terms of the Act. Such Declaration shall provide for the establishment of the Hotel Unit and the Office Unit and shall provide, inter alia, that (i) not less than 200 parking spaces in the parking garage (such spaces to be in locations acceptable to Purchaser) will be limited common elements appurtenant to the Office Unit, (ii) the elevator lobby and elevator

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which serves the Office Unit exclusively is a limited common element appurtenant to the Office Unit, and (iii) that the owner of the Hotel Unit will have an ongoing (a) right of first refusal for a period of thirty (30) days to elect to purchase the Office Unit upon the same terms and conditions that the owner of the Office Unit is then willing to sell the Office Unit to a bona fide third party purchaser in an arms-length transaction and (b) option to lease or purchase the top floor of the Office Unit at the fair market value upon a change of control of Landry's Seafood Restaurants, Inc. ("Landry's"), as defined in the Employment Contract (effective January 1, 1998) between Tilman J. Fertitta and Landry's. Purchaser shall, within ten (10) days after receipt of the proposed Declaration, either notify Seller that it has approved same or notify Seller of Purchaser's specific objections to same. Seller and Purchaser shall resolve any objections which Purchaser has to the proposed Declaration promptly so as not to delay the Project Closing Date. Immediately prior to, or on, the Project
Closing Date, Seller shall record the Declaration with respect to the Project and the Declaration, once recorded, shall be deemed a Permitted Exception.


                                  ARTICLE IV

                               PROJECT CLOSING:
                               ----------------
                  CONDITIONS PRECEDENT TO CLOSING; CONVEYANCE
                  -------------------------------------------

     4.1 Purchaser's Condition Precedent. Purchaser's obligations to close the purchase of the Property shall be conditioned upon the following conditions precedent:

     (a) Project Completion. The Project has been substantially completed in accordance with the Construction Documents;

     (b) Condominium. The Project has been constituted as a condominium regime in accordance with this Agreement and the Act.

     (c) Closing Documents. Seller has delivered into escrow with the Title Company the closing documents described in Section 4.3 below;

     (d) Condemnation. No material part of the Project shall have been taken in condemnation proceedings and no material part of the project shall have been transferred in lieu of condemnation. As used above, "material" means such portion of the Project as to make it economically infeasible for Purchaser to use the Property for its intended use. In the event any material part of the Project shall have been taken in condemnation proceedings, then at Purchaser's option, Purchaser may either (i) terminate this Agreement, or (ii) elect to purchase the Property, but the Purchase Price shall be reduced by the Office Unit's undivided common element percentage interest of the amount of the award and the balance of the award shall be retained by Seller. In the event of a condemnation in which less than a material part of the Project shall have been taken the Purchase Price shall be reduced by the Office Unit's undivided common element percentage interest of the amount of the condemnation award retained by Seller.

     4.2 Seller's Conditions Precedent. Seller's obligations to close the sale of the Property shall be conditioned upon Purchaser's (i) prior or concurrent conveyance to Seller of fee simple title to the Land subject only to the Permitted Exceptions, (ii) payment of the Purchase Price in cash, and (iii) delivery of the documents described in Section 4.3 below.

     4.3  Project Closing Procedures.

     (a) The Project Closing shall be held at the offices of the Title Company on that date which is 15 days after Completion Date or at such other place, date and time as Purchaser and Seller shall mutually agree (such date herein called the "PROJECT CLOSING DATE") in the following manner:

          (i) Seller shall execute and deliver to Purchaser a good and sufficient Special Warranty Deed (the "DEED") to the Property in recordable form conveying good and indefeasible fee simple title and clear of all liens and encumbrances, except for the Project Permitted Exceptions, (but excluding any liens securing financing obtained by Seller in connection with the Project) and all easements and rights appurtenant thereto, such Deed to be in the form attached hereto as Exhibit "F". The Deed shall be recorded upon the Closing Date.

          (ii) Seller shall furnish to Purchaser, at Seller's expense, an owner's policy title insurance (the "TITLE POLICY") issued by Title Company in the manner described in Section 2.6 hereof.

          (iii) Seller shall deliver to Purchaser the originals of all permits, licenses, and approvals necessary for the occupation, use and operation of the Property, including, without limitation, the certificate of occupancy for the Office Unit issued by the appropriate governmental authority for the Project;

          (iv) Seller shall deliver to Purchaser the originals of all warranties and guarantees of contractors, subcontractors, suppliers and materialmen received by Seller in connection with the construction or installation of the Office Unit Project. Seller shall deliver to Purchaser a written assignment of such warranties and guarantees, in the form attached hereto as Exhibit "G" (hereinafter the "ASSIGNMENT OF WARRANTIES").

          (v) Seller shall deliver to Purchaser, at Seller's expense, a complete set of the final "record" Construction Documents both in printed form and on CAD disks.

          (vi) Seller shall duly execute (and acknowledge if appropriate) such other documents as Purchaser reasonably deems necessary to effectuate this transaction.

     (b) Seller represents and warrants to Purchaser that Seller is not a "Foreign Person" as defined in Internal Revenue Code (the "I.R.C."
Section 1445(f)(3). Seller shall complete, execute and deliver to Purchaser, pursuant to I.R.C. Section 1445(B)(2), on or before Closing, a Certificate of Non-Foreign Status in the form attached hereto as Exhibit "H" and by this reference incorporated herein.

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     (c)  Subject to the adjustments provided for herein, at Project Closing the
Purchase Price shall be paid in cash or good federal funds by Purchaser to Seller on or before 1:00 p.m. on the Closing Date.

     Costs of Project Closing shall be allocated between Seller and Purchaser as follows:

          (1) Seller shall (i) the premium for the Title Policy (including any charges for endorsements and deletions), (ii) the cost of the Survey, (iii) one-half of any escrow fees or similar charges of the Title Company, and
     (iv) the costs of obtaining any other items to be delivered by Seller to Purchaser at Closing. Purchaser shall have the right to waive its rights to receive the Title Policy and instead receive a credit against the Purchase Price for the amount of the base premium that Seller would have paid for said Title Policy.

          (2) Purchaser shall pay (i) the cost of recording the Deed and any other conveyance documents that Purchaser may choose to record, and (ii) one-half of any escrow fee or similar charges of the Title Company; and

          (3) Any expenses, charges and fees of Closing not specifically allocated herein shall be borne by the party incurring same.

     4.4 Prorations. The following items shall be adjusted or prorated between Seller and Purchaser at the Project Closing effective of the Project Closing
Date:

     (a) Ad valorem and similar taxes (including ordinary and special assessments) for the then current tax period relating to the Project shall be prorated based on the respective condominium percentages assigned to the Hotel Unit and Office Unit with Seller paying to Purchaser the portion of the taxes attributable to the Hotel Unit. Purchaser shall be obligated to pay the taxes assessed for the year in which the Closing Date occurs. If the Closing occurs before the tax rate or assessed valuation is fixed for the then current tax year, the apportionment of taxes shall be made on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation of the Property, and when the tax rate and assessed valuation is fixed for the tax year in which the Closing occurs, Seller and Purchaser hereby agree, one to the other, to adjust the proration of taxes and, if necessary, to refund or pay such sums to the other party as shall be necessary to effect such adjustment; and

     (b) All other income and operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, shall be prorated between Purchaser and Seller at the Project Closing effective for all purposes as of the Project Closing Date. In the event any such proration is based upon estimates or cannot be made due to the unavailability of information at the time of Project Closing, Purchaser and Seller agree to readjust such proration after Project Closing based upon actual invoices or usage. This
Section 4.4 will survive the Closing.

     4.5 Possession and Occupancy. Exclusive possession of the Property shall be delivered to Purchaser at Project Closing.

     4.6 Casualty Loss. If the Project is damaged by fire or other casualty before the Closing Date, Seller shall give immediate notice thereof to the Purchaser. Seller shall be responsible for repairing any damage to the Project and the Completion Date or Project Closing Date, as applicable, shall be extended for such reasonable period of time as may be necessary to repair any such damage.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     5.1 Seller's Representations and Warranties. Seller makes the following representations and warranties to the best of its actual knowledge and belief:

     (a) Seller is a Texas limited liability company duly organized, and validly existing under the laws of the State of Texas and has full power to enter into this Agreement, to execute and deliver the Deed and all other documents required in this transaction, and to perform all of the terms, conditions, set forth in such documents. The performance of the terms, conditions and provisions hereof and as set forth in such documents will not violate the terms of any contract, agreement, or other document to which Seller is a party. The acceptance and performance of this Agreement have been duly authorized and approved by all necessary parties and this Agreement is binding upon Seller in accordance with its terms.

     (b) At Project Closing the Property will be subject to no encumbrances, defects, liens, or adverse claims except the Permitted Exceptions, and there will be no leases of any kind or character relating to the Property.

     (c) The Project will comply with all environmental, flood control, planning, building, fire, health, traffic, accessibility, and similar laws, codes, rules, regulations, ordinances and requirements imposed by any local, state and federal governmental authority and will not be in violation of any agreements, covenants, conditions, or restrictions affecting the Property.

     (d) Neither the execution of this Agreement, the consummation of the transactions hereby contemplated, nor the fulfillment of the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Seller is a party.

     (e) As of the Project Closing Date, the Project will have been constructed in substantial accordance with the Construction Documents.

     (f) At the Project Closing Date, all water, sewer, electric, gas and telephone serving the Property or required by law or by the normal use and operation of the Property at the Project Closing

Date shall be connected to the Property, fully operational, and will be adequate to serve the Property and to permit full compliance with all requirements of law and normal usage of the Property.

     (g) As of the Project Closing Date, Seller will not have caused the Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Substances (defined below) or solid waste, except in compliance with all applicable federal, state and local laws, rules, and regulations, and has not caused except as revealed by the Environmental Report and any supplements thereto, has no knowledge of the presence of any Hazardous Substances on the Property. For the purposes of this Agreement, "HAZARDOUS SUBSTANCES" shall include pollutants or substances defined as "hazardous waste," "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 (PL 99-49); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Toxic Substance Control Act, 15 U.S.C.
Section 2601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; and in the rules or regulations adopted and guidelines promulgated pursuant to said laws.

     (h) As of the Project Closing Date, Seller will have obtained all permits for the lawful occupancy of the Property.

     5.2 Purchaser's Representations and Warranties. Purchaser represents and warrants that:

     (a) Purchaser is a validly existing limited partnership under the laws of the State of Delaware;

     (b) The acceptance and performance of this Agreement have been duly authorized and approved by all necessary parties and this Agreement is binding upon Purchaser in accordance with its terms.

     5.3 Survival. All representations and warranties described herein shall survive for a period of two years after Closing.


                                  ARTICLE VI

                               DEFAULT; REMEDIES
                               -----------------

     6.1 Seller's Breach. Seller shall be considered to be in breach hereunder upon the occurrence of any one or more of the following events:

     (a) Any of Seller's warranties or representations set forth herein is or becomes untrue in any material respect on or before the Project Closing Date;

     (b)  Seller fails to commence construction of the Project by June 1, 1999;

     (c) Seller fails, after commencing construction of the Project, to prosecute such construction with diligence to completion by March 31, 2001; or

     (d) Seller fails to meet, comply with, or perform any covenant, agreement, condition or obligation on its part required under this Agreement other than the commencement and completion covenants as set forth in Sections 6.1(b) and 6.1(c) above.

     6.2  Purchaser's Remedies.  In the event Seller is in default pursuant to
Section 6.1(a) or (d) above and Purchaser has delivered to Seller written notice of such breach and Seller has failed to cure such breach within 30 days after such written notice, then a default shall be deemed to have occurred and, Purchaser may exercise such remedies as are available at law or in equity. In the event Seller is in default pursuant to Section 6.1(b) or (c) above and Purchaser has delivered to Seller written notice of such breach and Seller has failed to cure such breach within 30 days after such written notice, then a default shall be deemed to have occurred and Purchaser shall be entitled to all of the following remedies: (1) recovery of a judgment for specific performance against Seller requiring Seller to purchase the Land; (2) recovery of the Agreed Liquidated Damages (hereinafter defined) against Seller; and (3) termination of any obligation of Purchaser to purchase the Property. Notwithstanding that Purchaser is entitled to all of the foregoing remedies in the event of Seller's default under Section 6.1(b) or (c), Purchaser may elect to seek or assert only same, but not all, of such remedies.

     6.3 Purchaser's Breach. Purchaser shall be considered to be in breach hereunder upon the occurrence of any one or more of the following events:

     (a) Any of Purchaser's warranties or representations set forth herein is or becomes untrue in any material respect on or before the Project Closing Date;

     (b) Purchaser fails to meet, comply with, or perform any covenant, agreement, condition or obligation on its part required under this Agreement other than as provided in Section 6.3(c) below; or

     (c) Purchaser fails or refuses to purchase the Property on the Project Closing Date or Purchaser notifies Seller at any time after the date of execution hereof that Purchaser will not purchaser the Property for any reason other than Seller's default.

     6.4  Seller's Remedies.  In the event Purchaser is in default pursuant to
Section 6.3(a) or (b) above and Seller has delivered to Purchaser written notice of such breach and Purchaser has failed to cure such breach within 30 days after such written notice, then a default shall be deemed to have occurred and Seller may exercise such remedies as are available at law or in equity. In the event Purchaser is in default pursuant to Section 6.3(c) above, then Seller shall be entitled, as its sole and exclusive remedy, to either (1) recover a judgment for specific performance against Purchaser to require Purchaser to purchase the Property in accordance with the terms of this Contract or (2) terminate this Contract with respect to Purchaser's obligation to purchase the Property and recover the Agreed Liquidated Damages from Purchaser.

     6.5 Attorneys' Fees. In the event either party hereto finds it necessary to bring an action at law or other proceeding against the other party to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Agreement, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding shall be paid all costs and reasonable attorneys' fees by the other party, and in the event any judgment is secured by such prevailing party all such cost and attorneys' fees shall be included in any such judgment. The reasonableness of such costs and attorneys' fees shall be determined by the court and not the jury.

     6.6 Waiver. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

     6.7 Liquidated Damages. Seller and Purchaser each agree that, in the event of a default by Seller as set forth in Sections 6.1(b) or (c) or a default by Purchaser as set forth in Section 6.3(c) the non-defaulting party will be substantially damaged but that the actual amount and extent of such damages would be difficult to fully measure and would not be susceptible to being calculated with certainty. Accordingly, each party agrees that, in any such event, a remedy for liquidated damages is appropriate. The term "Agreed Liquidated Damages" shall mean three times the annual Fair Market Rental Value (hereinafter defined) as determined at the time the default occurs in the following manner:

     Fair Market Rental Value shall mean the then prevailing annual market rental (determined on a completely "net" lease basis) actually being received by owners of buildings in the West Loop/Galleria area of Houston, Texas (the "Market Area") for office lease space which is 83,000 rentable square feet in size and comparable to the Property, taking into consideration (i) the location, quality and condition of the comparison buildings; (ii) the use, location, size and/or floor level(s) of the Property, including view, elevator lobby exposure, etc.; and (iii) excluding all allowances and abatements then being offered by building owners for leasehold improvements and leasing inducements.

     Whenever the Agreed Liquidated Damages must be determined, then the Fair Market Rental Value shall be determined as follows:

          1. Each of the Seller and Purchaser shall select a real estate appraiser within fifteen (15) days after the occurrence of a default which necessitates the determination of the Fair Market Rental Value. Each appraiser must be an M.A.I., must have at least ten (10) years of experience appraising commercial real estate, some of which must have been in the Market Area, must not have accepted an appraisal engagement from either Seller or Purchaser within the past five (5) years, and must agree to complete the determination of Fair Market Rental Value on the basis set forth herein (including consideration of all relevant economic factors) as promptly as possible but in no event later than sixty (60) days after accepting the assignment.

     2. If either party fails to designate a qualified appraiser within such fifteen (15) day period, the Fair Market Rental Value shall be determined by the appraiser designated by the other party. No determination of the Fair Market Rental Value by any appraiser shall be disclosed to the other appraiser(s) until all appraisers' reports have been completed, provided, however, that each party shall have the right to submit data relevant to the determination of Fair Market Rental Value to the appraisers for the purpose of making their determinations. If the Fair Market Rental Value determined by the two appraisers differ by five percent (5%), or less, from one another, the Fair Market Rental Value shall be the average of the amounts determined by the appraisers. If the Fair Market Rental Value determined by the two appraisers differ by more than such five percent (5%) from one another, the two appraisers shall, within fifteen (15) days after the later of such determinations, select a third appraiser who shall have the same qualifications as set forth above and who shall agree to render his decision within thirty (30) days after his appointment. Upon the completion of the determination by the third appraiser, the Fair Market Rental Value shall be the amounts which are determined by two of the three appraisers, if those two determine identical amounts, and otherwise shall be the average of the values determined by the two appraisers whose determinations are closest. Seller and Purchaser shall each pay the costs of the appraiser selected by such party, and if a third appraiser is used, each agrees to pay one half of the cost of such third appraiser. The determination of the Fair Market Rental Value made in the foregoing manner shall be binding upon the parties and not subject to challenge or appeal.

                                  ARTICLE VII

                                 MISCELLANEOUS
                                 -------------

     7.1 Notices. All notices, demands, requests, consents and approvals which may, or are required to, be given by any party to any other party hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or upon the earlier of receipt or forty-eight hours after deposit in the United States mail if sent by registered or certified mail, return receipt requested, postpaid to:

                PURCHASER AT:

                Suite 1010
                1400 Post Oak Boulevard
                Houston, Texas  77056
                Attention:  Steven L. Scheinthal, Esq.
                Phone number: (713) 850-1010
                Fax number: (713) 623-4702

                SELLER AT:

                Suite 1010
                1400 Post Oak Boulevard
                Houston, Texas  77056
                Attention:  Mr. Tilman J. Fertitta
                Phone number:  (713) 850-1010
                Fax number:  (713)  623-4702

or to such other addresses as either party may from time to time designate in writing and deliver in a like manner

     7.2 Legal Fees. Purchaser and Seller shall each pay their own legal fees incurred in connection with this transaction.

     7.3 Counterparts. This Contract may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

     7.4 Amendment, Waiver: Assignment. No modification, termination or amendment of this Agreement may be made except by written agreement or as otherwise may be provided in this Agreement. All the terms, provisions and conditions of this Agreement shall inure to the benefit of and be enforceable by Seller's or Purchaser's respective successors and permitted assigns. Neither Seller nor Purchaser shall transfer or assign their respective rights or obligations hereunder without the prior written consent of the other; however, either party may assign its rights and duties hereunder to an entity which controls, is controlled by or is under common control with the assigning party, but the assigning party shall not be released from its liability hereunder by virtue of such assignment.

     7.5 Captions. The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

     7.6 Brokers. Purchaser and Seller hereby represent and warrant to each other that they have not dealt with any person, firm or corporation entitled to any fee, commission or other compensation for arranging the transactions which are the subject of this Agreement.

     7.7 Joint Venture. Nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Purchaser and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

     7.8 Interest on Past-Due Obligations. Any amount due to either party hereunder which is not paid when due shall bear interest from the date due until paid at a rate equal to the lesser of (i) 9% per annum or (ii) the highest lawful rate.

     7.9 Governing Law, Time. This Agreement and the rights of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas. Time is of the essence of this Agreement.

     7.10 Authority. The parties signing below represent and warrant that they have the requisite authority to bind the entities on whose behalf they are signing.

     7.11 Force Majeure. Whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be responsible for and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, act of god, shortages of labor or materials, inclement weather, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of such party ("FORCE MAJEURE DELAYS").

     7.12 Definitions. The following terms shall have the meaning indicated below:

     "ACT" means the Uniform Condominium Act as adopted in Chapter 82 of the Texas Code, as hereafter amended.

     "AGREED LIQUIDATED DAMAGES" is defined in Section 6.7 of this Agreement.

     "AGREEMENT" is defined in the first paragraph of this document.

     "ASSIGNMENT OF WARRANTIES" is defined in Section 4.3(a)(iv) of this Agreement.

     "CHANGE ORDER" is defined in Section 3.5 of this Agreement.

     "COMPLETION CERTIFICATE" is defined in Section 3.4(c) of this Agreement.

     "CONSTRUCTION DOCUMENTS" is defined in Paragraph I.B.(4) of Exhibit "C".

     "DECLARATION" is defined in Section 3.7 of this Agreement.

     "DEED" is defined in Section 4.3(a) of this Agreement.

     "DEFERRED CLOSING DATE" is defined in Recital D of this Agreement.

     "EFFECTIVE DATE" is defined on Page 1 of this Agreement.

     "FORCE MAJEURE DELAYS" is defined in Section 7.11 of this Agreement.

     "LAND" is defined in Recital A of this Agreement.

     "LAND PRICE" is defined in Section 1.2 of this Agreement.

     "PERMITTED EXCEPTIONS" is defined in Section 2.3 of this Agreement.

     "PRELIMINARY PLANS" is defined in Section 3.2 of this Agreement.

     "PRELIMINARY PLANS AND SPECIFICATIONS" is defined in Paragraph I.A.1. of Exhibit "C" of this Agreement.

     "PRIMARY CLOSING DATE" is defined in Recital D of this Agreement.

     "PROJECT" is defined in Recital B of this Agreement.

     "PROJECT ARCHITECT" means Kirksey & Associates.

     "PROJECT CLOSING DATE" is defined in Section 4.3(a) of this Agreement.

     "PROPERTY" is defined in Recital C of this Agreement.

     "PROPERTY PURCHASE PRICE" is defined in Section 1.1 of this Agreement.

     "PURCHASER" is defined on Page 1 of this Agreement.

     "SCHEDULED COMPLETION DATE" is defined in Section 3.4(a) of this Agreement.

     "SELLER" is defined on Page 1 of this Agreement.

     "SURVEY" is defined in Section 2.2 of this Agreement.

     "TITLE COMMITMENT" is defined in Section 2.1 of this Agreement.

     "TITLE POLICY" is defined in Section 4.3 of this Agreement.

     "TITLE COMPANY" is defined in Section 2.1 of this Agreement.

     7.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated time period begins to run is not to be included and the last day of the period so computed is to be included, unless the last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 11:59 p.m., Houston, Texas time.

     7.14 Change By Mutual Agreement. Mention is made that Seller and Purchaser have, from time to time, discussed the possibility of Purchaser's leasing, rather than purchasing, the Property. In the event that Seller and Purchaser mutually agree to do so, but without in any manner implying that either party has a duty to agree to do so, this Contract may be revised to provide that

Purchaser will, on the Project Closing Date, lease, rather than purchase, the Property on terms and conditions mutually acceptable to Seller and Purchaser.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                PURCHASER:

                                LANDRY'S MANAGEMENT, L.P.
                                a Delaware limited partnership

                                By:  LANDRY'S G.P., INC., a Delaware corporation



                                     By: /s/ Paul S. West
                                        ----------------------------------------
                                     Name: PAUL S. WEST
                                        ----------------------------------------
                                     Title:  CFO
                                        ----------------------------------------



                                SELLER:

                                610 LOOP VENTURE, LLC,
                                a Texas limited liability company



                                By: /s/ Tilman J. Fertitta
                                   ---------------------------------------------
                                Name: TILMAN J. FERTITTA
                                   ---------------------------------------------
                                Title:  President
                                   ---------------------------------------------